UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2017

ACACIA RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-26068	95-4405754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Newport Center Drive, 12th Floor Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (949) 480-8300
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Resignation of Marvin Key as Interim Chief Executive Officer
On April 19, 2017, Marvin Key, Interim Chief Executive Officer of Acacia Research Corporation (the “Company”) notified the board of directors of the Company (the “Board”) of his intent to resign as interim Chief Executive Officer, effective immediately. In connection with his resignation as interim Chief Executive Officer, Mr. Key and the Company have entered into a Separation Agreement and General Release, dated as of April 19, 2017 (the “Separation Agreement”), pursuant to which Mr. Key will receive, in consideration of a full and general release of the Company, (i) a lump sum payment in the amount of $420,000, representing 12 months of his base salary, (ii) any accrued obligations (i.e., Mr. Key’s annual base salary, accrued vacation pay and reimbursable expenses), in each case, to the extent not already paid, (iii) $32,308, representing the equivalent of Mr. Key’s one-month salary in lieu of notice of termination, (iv) earned performance bonus for 2016, to the extent not already paid, and (iv) reimbursement for COBRA premiums for the continuation of Mr. Key’s medical and dental coverage for a period of 12 months after his resignation. Pursuant to the Separation Agreement, all of Mr. Key’s equity awards that are unvested as of April 19, 2017 have been forfeited and canceled in their entirety without any consideration to Mr. Key.
The Separation Agreement contains customary non-disparagement and standstill provisions. In connection with Mr. Key’s resignation, his employment agreement with Acacia Research Group LLC, a wholly owned subsidiary of the Company, dated as of December 12, 2005, has been terminated effective as of April 19, 2017, except that the customary confidentiality, non-competition and non-solicitation provisions contained therein will remain in effect in accordance with their terms.
Appointment of Robert Stewart as President
On April 19, 2017, the Board appointed Robert B. Stewart, the Company’s Senior Vice President, to serve as the Company’s President. In his capacity as President, Mr. Stewart will be the Company’s principal executive officer until a Chief Executive Officer is identified and appointed by the Board.
Mr. Stewart, age 51, joined the Company in August of 1997 as Vice President.  In August of 2004 Mr. Stewart was appointed the Company’s Senior Vice President.
There are no arrangements or understandings between Mr. Stewart and any other person or persons pursuant to which Mr. Stewart was appointed as President, and there is no family relationship between Mr. Stewart and any other director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. There are no transactions between the Company and Mr. Stewart that are reportable pursuant to Item 404(a) of Regulation S-K. The Company did not enter into or materially amend any material plan, contract or arrangement with Mr. Stewart in connection with his appointment as President.
Appointment of Edward Treska as Executive Vice President
On April 19, 2017, the Board appointed Edward J. Treska, the Company’s Senior Vice President, General Counsel and Secretary, to serve as the Company’s Executive Vice President, General Counsel and Secretary. The Company did not enter into or materially amend any material plan, contract or arrangement with Mr. Treska in connection with his appointment as Executive Vice President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    April 21, 2017                    ACACIA RESEARCH CORPORATION

By:    /s/ Edward Treska
Executive Vice President, General Counsel and Secretary